Exhibit 99.3

[            ], 2015

Integrated Silicon Solution, Inc.

1623 Buckeye Drive

Milpitas, CA 95035

Re:	Merger Agreement

Gentlemen,

In connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of [            ], 2015, by and between Cypress Semiconductor Corporation (“Cypress), [CY Merger Sub] and Integrated Silicon Solution, Inc. (“ISSI”), Cypress agrees that in order to avoid potential impediments to regulatory approval by the FTC, DOJ or any other Governmental Authority, Cypress will agree:

(i)	within two (2) years after the consummation of the Merger, to provide a non-exclusive, royalty-free license or licenses (the “License”) of ISSI Intellectual Property covering currently existing ISSI SRAM to any entity or entities identified by a current SRAM customer or distributor of ISSI (“Customer”) as a potential replacement (“Supplier”);

(ii)	that any such License may last up to a period of three (3) years, but not longer;

(iii)	to assign at a Customer’s request to a Supplier any existing ISSI contract with such Customer covering SRAM products;

(iv)	to waive / release contractual non-compete and related provisions or employment contracts of ISSI employees / personnel in ISSI’s SRAM business so that they are free to be employed by or otherwise assist a Supplier; and

(v)	to such other provisions as a reviewing Governmental Authority may reasonably request.

Any capitalized terms (other than technical terms) not otherwise defined in this letter shall have the meanings ascribed to such terms as set forth in the Merger Agreement.

Sincerely yours,

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